September 2009 Preliminary Terms No. 172 Registration Statement No. 333-156423 Dated August 25, 2009 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Protected Absolute Return Barrier Notes due September 28, 2011
Based on the Value of the S&P 500® Index
Protected Absolute Return Barrier Notes provide principal protection as well as potential appreciation based on the absolute value of the return of the underlying index, but only if the underlying index remains within a specified range at all times during the term of the notes.  Consequently, you will receive a positive return whether the value of the underlying index on the valuation date is higher or lower than the initial index value, as long as the value of the underlying index remains within the specified range at all times. The specified range is wider on the upside than on the downside and, accordingly, the maximum potential payment on the notes is greater if the underlying index appreciates than if the underlying index depreciates from the initial index value.  The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$10 per note
Issue price:	$10 per note (see “Commissions and Issue Price” below)
Pricing date:	September , 2009
Original issue date:	September , 2009 (5 business days after the pricing date)
Maturity date:	September 28, 2011
Underlying index:	The S&P 500® Index (the “Index”)
Maturity redemption amount:	$10 + supplemental redemption amount (if any)
Supplemental redemption amount:	▪ If at all times during the observation period the index value is within the index range, $10 times the absolute index return; or
▪ If at any time on any day during the observation period the index value is outside the index range, $0.
Maximum potential payment:	Due to the index range, the maximum potential payment at maturity will be:
▪ If the final index value increases from the initial index value: $12.00 to $12.50 per note (120% to 125% of the stated principal amount); or
▪ If the final index value decreases from the initial index value: $11.50 to $12.00 per note (115% to 120% of the stated principal amount)
The actual maximum potential payment at maturity will depend on the actual index range, which will be determined on the pricing date.
Observation period:
The period of regular trading hours on each index business day on which there is no market disruption event with respect to the Index, beginning on, and including, the index business day following the pricing date and ending on, and including, the valuation date.

Index value:
At any time on any day during the observation period, the value of the Index published at such time on such day on Bloomberg under ticker symbol “SPX,” or in the case of any successor index, the Bloomberg ticker for any such successor index.

Index range:	Any value of the Index that is:
▪ greater than or equal to , which is the initial index value x 80% to 85%; and
▪ less than or equal to , which is the initial index value x 120% to 125%
Absolute index return:	Absolute value of: (final index value – initial index value) / initial index value
Initial index value:	The index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	September 23, 2011, subject to postponement for non-index business days and certain market disruption events.
Interest:	None
CUSIP:	617484753
ISIN:	US6174847532
Listing:	The notes will not be listed on any securities exchange
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	$10	$0.175	$9.825
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notespurchased by that investor.  The lowest price payable by an investor is $9.925 per note.  Please see “Syndicate Information” on page 6 for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for protected absolute return barrier notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Prospectus Supplement for Protected Absolute Return Barrier Notes dated August 20, 2009
Prospectus dated December 23, 2008

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE NOTES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB0809004

Protected Absolute Return Barrier Notes due September 28, 2011
Based on the Value of the S&P 500® Index

Investment Overview
Protected Absolute Return Barrier Notes

The Protected Absolute Return Barrier Notes based on the Value of the S&P 500® Index (the “notes”) provide investors:
¡	the opportunity for a positive return of
-	up to 20% to 25% if the Index appreciates, or
-	up to 15% to 20% if the Index depreciates,
as long as the Index remains within the specified index range at all times during the observation period.
¡	100% principal protection, subject to the credit risk of Morgan Stanley, regardless of the performance of the Index

Maturity:	2 years
Maximum potential payment:
Due to the index range, the maximum potential payment at maturity will be:
•    If the final index value increases from the initial index value:
$12.00 to $12.50 per note (120% to 125% of the stated principal amount); or
•    If the final index value decreases from the initial index value:
$11.50 to $12.00 per note (115% to 120% of the stated principal amount)

Principal protection:	100%
Payment at maturity:	Par plus $10 times absolute index return If at any time on any day during the observation period the index value is outside the index range, investors will only receive par.

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on August 20, 2009:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	1,007.37
52 Weeks Ago:	1,274.54
52 Week Intraday High Index Value (on 9/2/2008):	1,303.04
52 Week Intraday Low Index Value (on 3/6/2009):	666.79

S&P 500® Index Historical Performance Intraday Highs, Lows and Closes from January 1, 2004 to August 20, 2009

September 2009	Page 2

Protected Absolute Return Barrier Notes due September 28, 2011
Based on the Value of the S&P 500® Index

Key Investment Rationale

These Protected Absolute Return Barrier Notes provide principal protection as well as the potential for a positive return of up to 20% to 25% if the Index increases in value or 15% to 20% if the Index declines in value, as long as the Index remains within the index range at all times during the observation period.

Best Case Scenario
The index value appreciates or depreciates but remains within the index range at all times during the observation period and investors receive at maturity:

¡ up to $12.00 to $12.50 per note if the Index appreciates, or

¡ up to $11.50 to $12.00 per note if the Index depreciates.

The actual maximum potential payment at maturity and index range will both be determined on the pricing date.  At maturity, investors will maximize their returns if, on the valuation date, the Index has appreciated or depreciated significantly but the Index has remained within the index range at all times during the observation period.

Worst Case Scenario
The index value moves outside the index range at any time on any day during the observation period and investors only receive $10 per note (the stated principal amount) at maturity.  The notes are 100% principal protected, subject to the credit risk of Morgan Stanley.

Summary of Selected Key Risks (see page 9)

¡	No interest payments

¡	If the index value moves outside the index range, which is greater on the upside than on the downside, at any time on any day, the supplemental redemption amount will be zero

¡	Appreciation potential is limited

¡	Market value of notes may decline

¡	The notes are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the notes

¡	Investing in the notes is not equivalent to investing in the Index

¡	Adjustments to the Index could adversely affect the value of the notes

¡	The notes will not be listed on any securities exchange and secondary trading may be limited

¡	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

¡	Hedging and trading activity could potentially affect the value of the notes

¡	Economic interests of the calculation agent, an affiliate of the issuer, may be potentially adverse to investor interests

September 2009	Page 3

Protected Absolute Return Barrier Notes due September 28, 2011
Based on the Value of the S&P 500® Index

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the prospectus supplement and the prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each $10 stated principal amount of notes that the investor holds, the $10 stated principal amount and a return, if any, based on the absolute value of the return of the Index and on whether the Index has remained within the index range at all times during the observation period.  The specified range is wider on the upside than on the downside and, accordingly, the maximum potential payment on the notes is greater if the Index appreciates than if the Index depreciates from the initial index value.  The notes offered are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
September , 2009	September , 2009 (5 business days after the pricing date)	September 28, 2011, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Underlying index:	The S&P 500® Index (the “Index”)
Issue price:	$10 per note (see “Syndicate Information” on page 6)
Stated principal amount:	$10 per note
Interest:	None
Maturity redemption amount:	$10 + supplemental redemption amount (if any)
Supplemental redemption amount:	▪ If at all times during the observation period the index value is within the index range, $10 times the absolute index return; or
▪ If at any time on any day during the observation period the index value is outside the index range, $0.
Maximum potential payment:
Due to the index range, the maximum potential payment at maturity will be:
▪    If the final index value increases from the initial index value:
  $12.00 to $12.50 per note (120% to 125% of the stated principal amount); or

▪ If the final index value decreases from the initial index value: $11.50 to $12.00 per note (115% to 120% of the stated principal amount)
The actual maximum potential payment at maturity will depend on the actual index range, which will be determined on the pricing date.
Observation period:
The period of regular trading hours on each index business day on which there is no market disruption event with respect to the Index, beginning on, and including, the index business day following the pricing date and ending on, and including, the valuation date.

Index value:
At any time on any day during the observation period, the value of the Index published at such time on such day on Bloomberg under ticker symbol “SPX,” or in the case of any successor index, the Bloomberg ticker for any such successor index.

Index range:	Any value of the Index that is: ▪ greater than or equal to , which is the initial index value x 80% to 85%; and ▪ less than or equal to , which is the initial index value x 120% to 125%
Absolute index return:	Absolute value of: (final index value – initial index value) / initial index value
Initial index value:	The index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Price source:	Bloomberg ticker symbol “SPX”
Valuation date:	September 23, 2011, subject to postponement for certain market disruption events.
Postponement of maturity date:
If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date will be the second scheduled trading day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 9.

September 2009	Page 4

Protected Absolute Return Barrier Notes due September 28, 2011
Based on the Value of the S&P 500® Index

General Information
Listing:	The notes will not be listed on any exchange.
CUSIP:	617484753
ISIN:	US6174847532
Minimum ticketing size:	100 notes
Tax considerations:
Subject to the discussion below, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on August 21, 2009, the “comparable yield” for the notes would be a rate of 2.0792% per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $10) consists of a projected amount equal to $10.4215 due at maturity. The comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2009	$0.0520	$0.0520
January 1, 2010 through June 30, 2010	$0.1045	$0.1565
July 1, 2010 through December 31, 2010	$0.1056	$0.2621
January 1, 2011 through June 30, 2011	$0.1067	$0.3688
July 1, 2011 through the Maturity Date	$0.0527	$0.4215

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amount of the payment that will be made on a note.

Notwithstanding the foregoing, if the index value falls outside the index range prior to the original issue date of the notes and therefore, the supplemental redemption amount is fixed at $0 prior to the original issue date of the notes, the notes will not be treated as “contingent payment debt instruments” for U.S. federal income tax purposes.  U.S. taxable investors should read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Fixing of Payments before the Original Issue Date” for a discussion of the tax consequences that would apply were the index value to fall outside of the index range prior to the original issue date.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)

September 2009	Page 5

Protected Absolute Return Barrier Notes due September 28, 2011
Based on the Value of the S&P 500® Index

Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in the component stocks of the Index, in futures or options contracts on the Index or on any component stocks of the Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  We cannot give any assurance that our hedging activity will not affect the value of the Index and, therefore, such activity may adversely affect the value of the notes or the payment you will receive at maturity.  For further information, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.
Supplemental information regarding plan of distribution:
The agent may distribute the notes through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
$10.00	$0.175	<$1MM
$9.9625	$0.1375	≥$1MM and <$3MM
$9.94375	$0.11875	≥$3MM and <$5MM
$9.925	$0.100	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

September 2009	Page 6

Protected Absolute Return Barrier Notes due September 28, 2011
Based on the Value of the S&P 500® Index

How the Protected Absolute Return Barrier Notes Work

The table below illustrates the payment at maturity (including, where relevant, the payment of the supplemental redemption amount) for a $10 stated principal amount note for a hypothetical range of performance of the index return from -100% to +100%.

Hypothetical Initial Index Value:	1,000

Hypothetical Index Range:	(i) Any value of the Index that is greater than or equal to 82.5% of the initial index value, and (ii) Any value of the Index that is less than or equal to 122.5% of the initial index value

The actual initial index value and the actual index range will be determined on the pricing date.

For the shaded rows, the value of the Index has remained within the index range at all times during the observation period.  In this example, if the Index increases by more than 22.5% or decreases by more than 17.5% at any time on any day, you will not receive any supplemental redemption amount.  Investors would only receive $10 per note at maturity.

Index Value	Index Return	Supplemental Redemption Amount	Payment At Maturity	Return on Notes
2,000	100%	$0.00	$10.00	0%
1,500	50%	$0.00	$10.00	0%
1,400	40%	$0.00	$10.00	0%
1,350	35%	$0.00	$10.00	0%
1,300	30%	$0.00	$10.00	0%
1,250	25%	$0.00	$10.00	0%
1,230	23%	$0.00	$10.00	0%
1,225	22.5%	$2.25	$12.25	22.5%
1,200	20%	$2.00	$12.00	20%
1,150	15%	$1.50	$11.50	15%
1,100	10%	$1.00	$11.00	10%
1,050	5%	$0.50	$10.50	5%
1,000	0%	$0.00	$10.00	0%
950	-5%	$0.50	$10.50	5%
900	-10%	$1.00	$11.00	10%
850	-15%	$1.50	$11.50	15%
825	-17.5%	$1.75	$11.75	17.5%
820	-18%	$0.00	$10.00	0%
800	-20%	$0.00	$10.00	0%
790	-21%	$0.00	$10.00	0%
750	-25%	$0.00	$10.00	0%
700	-30%	$0.00	$10.00	0%
500	-50%	$0.00	$10.00	0%
0	-100%	$0.00	$10.00	0%

At maturity, the notes will pay at least 100% of the principal amount and have the potential to pay a supplemental redemption amount based on the value of the Index at the end of the observation period if the Index has remained within the index range throughout the entire observation period.  The specified range is wider on the upside than on the downside and, accordingly, the maximum potential payment on the notes is greater if the Index appreciates than if the Index depreciates from the initial index value.

September 2009	Page 7

Protected Absolute Return Barrier Notes due September 28, 2011
Based on the Value of the S&P 500® Index

The following payment examples illustrate the potential returns on the notes at maturity based on the table above.

Payment Example 1
The level of the Index increases by 10% from the hypothetical initial index value of 1,000 to a final index value of 1,100, and the index value remains within the index range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$10 x absolute value of [(1,100 – 1,000) / 1,000]  = $1.00

Payment at Maturity  = $11.00

Payment Example 2
The level of the Index decreases by 12% from the hypothetical initial index value of 1,000 to a final index value of 880, and the index value remains within the index range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$10 x absolute value of [(880 – 1,000) / 1,000]  = $1.20

Payment at Maturity  = $11.20

Payment Example 3
The level of the Index decreases by 2% from the hypothetical initial index value of 1,000 to a final index value of 980, and the index value remains within the index range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$10 x absolute value of [(980 – 1,000) / 1,000]  = $0.20

Payment at Maturity  = $10.20

Payment Example 4
The index value moves outside the index range at any time on any day during the observation period.  Because the index value has moved outside the index range, the supplemental redemption amount is equal to $0, and the payment at maturity is equal to only $10 per $10 stated principal amount regardless of the final index value.

Payment at Maturity  = $10.00

September 2009	Page 8

Protected Absolute Return Barrier Notes due September 28, 2011
Based on the Value of the S&P 500® Index

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, investors should consult their own financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of such notes in light of the investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-16 of the prospectus supplement for protected absolute return barrier notes.

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The notes do not pay interest.  Because the supplemental redemption amount may equal zero, the return on an investment in the notes may be zero and, therefore, less than the amount that would be paid on an ordinary debt security.  Unless the index value at maturity has sufficiently increased or decreased over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.  The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the closing value of the Index on the valuation date and on whether the value of the Index remains within the index range throughout the observation period.

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You may not receive a supplemental redemption amount.  If at any time on any day during the observation period the value of the Index is outside the index range, no supplemental redemption amount will be paid and investors will receive only the principal amount of their investment at maturity.  In addition, because the lower limit of the index range is smaller than the upper limit, a depreciation of the Index may be more likely to move the index value outside of the index range.  In periods of high Index volatility, the likelihood of the index value moving outside the index range at some point during the observation period increases.  In light of the elevated volatility currently being experienced by the securities markets, it may be significantly more likely for the index value to move outside the index range, resulting in zero supplemental redemption amount.

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Appreciation potential is limited.  The appreciation potential of the notes is limited to 120% to 125% of the stated principal amount if the final index value increases from the initial index value, or to 115% to 120% of the stated principal amount if the final index value decreases from the initial index value due to the fact that there will be no supplemental redemption amount if the Index moves outside the index range at any time on any day during the observation period, including the valuation date.  Because it is unlikely, particularly in periods of heightened volatility, that the Index will closely approach these specified levels on the valuation date without having been outside the index range during the observation period, it is unlikely that you will receive a payment at maturity equal to this maximum potential payment.  The specified range is wider on the upside than on the downside and, accordingly, the maximum potential payment on the notes is greater if the Index appreciates than if the Index depreciates from the initial index value.  See “How the Protected Absolute Return Barrier Notes Work” on page 7.

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Market value of notes may decline.  If at any time on any day during the observation period the value of the Index is outside the index range, the market value of each note will decline below the stated principal amount and will no longer be linked to the value of the Index.  If you try to sell your notes on the secondary market prior to maturity in these circumstances, you will receive less than the stated principal amount for each note.

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Market price influenced by many unpredictable factors.  Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the value and volatility of the Index, the dividend yield of the component securities of the Index, whether the value of the Index has been outside the index range at any time during the observation period, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads.

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The notes are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on Morgan Stanley's ability to pay all amounts due on the notes at maturity, and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market's view of Morgan Stanley's creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

September 2009	Page 9

Protected Absolute Return Barrier Notes due September 28, 2011
Based on the Value of the S&P 500® Index

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Not equivalent to investing in the Index.  Investing in the notes is not equivalent to investing in the Index or its component stocks.  Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the Index.

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Adjustments to the Index could adversely affect the value of the notes.  The publisher of the Index may add, delete or substitute the stocks constituting the Index or make other methodological changes that could change the value of the Index.  The publisher of the Index may discontinue or suspend calculation or publication of the Index at any time.  Any of these actions could adversely affect the value of the notes.  Where the Index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

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The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the cost of hedging the issuer’s obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the notes.  MS & Co., the calculation agent, is our subsidiary.  MS & Co. or other affiliates of ours will carry out hedging activities related to the notes (and possibly to other instruments linked to the Index or its component stocks), including trading in the stocks that constitute the Index as well as in other instruments related to the Index.  MS & Co. and some of our other subsidiaries also trade the stocks that constitute the Index and other financial instruments related to the Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities during the term of the notes could potentially affect the value of the Index, including the final index value and whether the Index is outside the index range at any time during the observation period and, accordingly, the amount of cash an investor will receive at maturity.

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Economic interests of the calculation agent, an affiliate of the issuer, may be potentially adverse to the investors.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  As calculation agent, MS & Co. will determine the initial index value, the final index value and whether the Index moves outside the index range during the observation period and will calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the value of the Index in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity.

September 2009	Page 10

Protected Absolute Return Barrier Notes due September 28, 2011
Based on the Value of the S&P 500® Index

Information about the Underlying Index

The S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement for protected absolute return barrier notes.

License Agreement between S&P and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  See “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement for protected absolute return barrier notes.

Historical Information
The following table presents the published high and low closing values, as well as end-of-quarter closing values, of the Index from January 1, 2004 through August 20, 2009.  The closing value of the Index on August 20, 2009 was 1,007.37.  We obtained the closing values and other information below from Bloomberg Financial Markets, without independent verification.  The Index experiences periods of high volatility, and you should not take the historical values of the Index as an indication of future performance.

S&P 500® Index	High	Low	Period End
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter (through August 20, 2009)	1,012.73	879.13	1,007.37

September 2009	Page 11